                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12


                             BANK MUTUAL CORPORATION

                (Name of Registrant as Specified In Its Charter)

                                       n/a

                   (Name of Person(s) Filing Proxy Statement,
                            if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)  Title of each class of securities to which transaction applies:
         2)  Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4)  Proposed maximum aggregate value of transaction:
         5)  Total fee paid:
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

March 27, 2001



Dear Fellow Shareholder,

         We invite you to attend the Bank Mutual Corporation 2001 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin at 10:00 a.m., Central Time, on Tuesday, May 8, 2001.

         Bank Mutual's Notice of Annual Meeting of Shareholders and Proxy Statement which are enclosed describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can make the appropriate arrangements.

         Also enclosed is a copy of Bank Mutual's Summary Annual Report and the Annual Report on Form 10-K for the year ended December 31, 2000.

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to MARK, SIGN, DATE AND RETURN YOUR PROXY FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE to make sure that you are represented. This will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION


/s/  Michael T. Crowley, Jr.


MICHAEL T. CROWLEY, JR.
Chairman and Chief Executive Officer

                             BANK MUTUAL CORPORATION

                            4949 WEST BROWN DEER ROAD
                            MILWAUKEE WISCONSIN 53223
                                 (414) 354-1500

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 8, 2001

                          -----------------------------

To the Shareholders of Bank Mutual Corporation:

     The 2001 annual meeting of shareholders of Bank Mutual Corporation will be held on Tuesday, May 8, 2001, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin for the following purposes:

(1)  To elect directors as follows:
     o   Three directors to serve for terms expiring in 2004;
     o   One director to serve for the balance of a term expiring in 2003; and
     o   Three directors to serve for the balance of terms expiring in 2002.
(2)  To consider and approve the Bank Mutual Corporation 2001 Stock Incentive
     Plan;
(3) To ratify the selection of Ernst & Young LLP as Bank Mutual's independent auditors for 2001; and
(4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The board of directors has fixed the close of business on March 15, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

     We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

                                  By Order of the Board of Directors



                                  /s/  Eugene H. Maurer, Jr.


                                  Eugene H. Maurer, Jr.
                                  Senior Vice President and Secretary
Milwaukee, Wisconsin
March 27, 2001
                             YOUR VOTE IS IMPORTANT

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE BANK MUTUAL BOARD OF DIRECTORS, USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

                                 PROXY STATEMENT

                             BANK MUTUAL CORPORATION
                            4949 WEST BROWN DEER ROAD
                           MILWAUKEE, WISCONSIN 53223
                                 (414) 354-1500
                             ----------------------

                             SOLICITATION AND VOTING

         This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation ("Bank Mutual") in connection with the solicitation of proxies by Bank Mutual's board of directors for use at the annual meeting of Bank Mutual shareholders on Tuesday, May 8, 2001, and at any adjournment of that meeting. The 2000 summary annual report to shareholders, which accompanies this proxy statement, and the annual report on Form 10-K, attached hereto, contain financial statements and certain other information concerning Bank Mutual. We are mailing the proxy materials to shareholders beginning on or about March 27, 2001.

         Bank Mutual was formed in a restructuring on November 1, 2000 of Mutual Savings Bank into mutual holding company form. In that restructuring, Bank Mutual became the holding company of Mutual Savings Bank, and Mutual Savings Bank's depositors were given the opportunity to purchase shares of Bank Mutual stock. Information in this proxy statement includes information relating to Mutual Savings Bank prior to the restructuring. On the same day, Bank Mutual acquired First Northern Capital Corp., whose First Northern Savings Bank subsidiary became a wholly owned subsidiary of Bank Mutual. Certain executive officers and directors of First Northern became Bank Mutual executive officers and directors as a result of this transaction. Information regarding First Northern prior to its acquisition by Bank Mutual is not included in this proxy statement unless otherwise stated.

         The board of directors has fixed the close of business on March 15, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Bank Mutual common stock, the only class of voting stock of Bank Mutual outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 22,341,665 shares of common stock validly issued and outstanding.

         Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If no voting instructions are given on a properly executed proxy, the shares will be voted FOR the election of management's director nominees, FOR approval of the Bank Mutual Corporation 2001 Stock Incentive Plan (the "2001 Plan"), and FOR ratification of the selection of auditors.

         If a shareholder participates in the Bank Mutual Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the proxy also will serve as voting instructions for the participant's shares held in the DRIP. Participants' shares will be voted by the administrator of the DRIP in accordance with those voting instructions. If a participant does not return a proxy, the DRIP administrator will not vote that participant's shares held in the DRIP.

         Any shareholder who owns Bank Mutual shares through an investment in the Bank Mutual Common Stock Fund of the Mutual Savings Bank Savings and Investment Plan or the Employer Stock Fund of First Northern Savings Bank 401(k) Plan (the "Savings Plans") will receive a separate blue proxy card to instruct the administrator of the Savings Plan how to vote those shares. The administrators of the Savings Plans will vote those shares in accordance with the voting instructions on the blue proxies. If a participant in either Savings Plan does not return a proxy, the administrators will vote such participant's shares held in a Savings Plan in the same proportion that all shares in that Savings Plan for which voting instructions have been received are voted.

         A shareholder may revoke a proxy at any time prior to the time when it is voted by filing a written notice of revocation with the corporate secretary of Bank Mutual, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

         A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.

         A plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. Votes for the nominees in each class will be tallied separately. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes. Mutual Savings Bancorp, MHC (the "MHC"), Bank Mutual's mutual holding company, owns a majority of Bank Mutual's shares. The MHC expects to vote in favor of the management nominees for director.

         Under Bank Mutual's bylaws, assuming a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter is generally required for approval of an item other than the election of directors. OTS conversion regulations also require shareholder approval of the 2001 Plan by a majority of the votes eligible to be cast other than the shares held by the MHC. Therefore, the 2001 Plan will be approved if it receives the vote of the holders of both:

         o   a majority of the shares represented at the annual meeting; and

         o   a majority of shares held by shareholders other than the MHC.

Ratification of the selection of independent accountants requires only the affirmative vote of the holders of a majority of the shares represented at the annual meeting and entitled to vote on the matter, and the MHC intends to vote for ratification.

         Expenses in connection with the solicitation of proxies will be paid by Bank Mutual. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Bank Mutual in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy material and related documents to the beneficial owners of such stock, and Bank Mutual will reimburse those persons for their reasonable expenses.

         The board of directors of Bank Mutual knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The table below sets forth information regarding the beneficial ownership of Bank Mutual common stock on the record date by each person known by Bank Mutual to beneficially own more than 5% of the outstanding shares of its common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of Bank Mutual as a group.


                                           Number of Shares and
      Name of                              Nature of Beneficial         Percent
 Beneficial Owner                              Ownership (1)           of Class
------------------                        ---------------------        ---------
Mutual Savings Bancorp, MHC (2).........          11,193,174             50.1%

Thomas H. Buestrin......................              17,516               *
Rick B. Colberg.........................              15,524               *
Michael T. Crowley, Jr..................             150,570               *
Michael T. Crowley, Sr..................              11,000               *
Raymond W. Dwyer, Jr....................               2,012               *
Mark C. Herr............................                 300               *
Thomas J. Lopina, Sr....................              47,245               *
Eugene H. Maurer, Jr....................              10,000               *
Michael D. Meeuwsen.....................             108,084               *
William J. Mielke.......................              50,000               *
Robert B. Olson.........................             104,515               *
David J. Rolfs..........................              16,500               *
Marlene M. Scholz.......................               8,000               *
J. Gus Swoboda..........................              30,821               *

All directors and executive officers
    as a group (14 persons) (2)(3)(4)...           1,463,966             6.6%

------------------
*     Less than 1.0%

(1) Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Beneficial ownership of the following shares is shared: Mr. Buestrin - 12,516 shares; Mr. Colberg - 15,524; Mr. Crowley, Jr. - 20,129; Mr. Lopina - 10,963; Mr. Meeuwsen - 48,193; Mr. Rolfs - 11,500; Mr. Swoboda - 30,821; group - 1,042,435. See also notes
      (2), (3) and (4) below.
(2) The Bank Mutual board also constitutes the MHC board of directors. While the MHC board members may therefore be deemed as a group to control the vote of shares held by the MHC, those shares are not included in directors' ownership either individually or as a group. The address of the MHC is 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.
(3) The total for the group (but not the individual totals) includes 891,879 shares held in the Bank Mutual Employee Stock Ownership Plan ("ESOP"), as to which voting and dispositive power is shared. As acting administrator, Bank Mutual (through its board) may vote these shares in its discretion since none of those shares have yet been allocated to participants. Once shares are allocated to individual employee accounts, the employees will be able to vote the shares held in their accounts, and the administrator will vote unallocated and unvoted shares in the same proportion as allocated employee shares are voted.
(4) Because the Savings Plans permit participants to vote those shares and make investment decisions (except in the case of certain takeover offers), shares held in the Savings Plans are included only if held in the accounts of persons in the table, even though certain of the executive officers are trustees or administrators of one of the Savings Plans.

      The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

      The bylaws provide that the number of directors of Bank Mutual shall be eleven. At each annual meeting the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. In the First Northern merger agreement, Mutual Savings Bank committed that four of the six directors of First Northern would initially be elected to the Bank Mutual board of directors. Mutual Savings Bank designated Messrs. Lopina, Meeuwsen, Olson and Swoboda as those directors, and they were elected by board action effective shortly after the merger.

         Herbert W. Isermann, a director of Mutual Savings Bank since 1982 and one of the initial directors of Bank Mutual, passed away in January 2001. Bank Mutual acknowledges Mr. Isermann's many years of service to Mutual Savings Bank and expresses its condolences to his family. Mr. Isermann's seat on the Bank Mutual board of directors was subject to re-election at the 2002 annual meeting. The board of directors has chosen Mr. Herr to fill Mr. Isermann's seat for a term expiring at the 2002 annual meeting.

         Messrs. Crowley, Sr., Dwyer and Swoboda, the directors whose present terms expire at the Annual Meeting, are being nominated for re-election as directors for terms expiring in 2004. Although they are directors in classes whose terms expire in either 2002 or 2003, Messrs. Herr, Lopina, Meeuwsen and Olson are subject to re-election at the upcoming annual meeting because they were elected as directors by the board after the restructuring. Bank Mutual's bylaws require that any director who has been elected by the board to fill a vacancy between shareholder meetings is subject to re-election at the next annual meeting, even if the term extends beyond that meeting. Shares represented by proxies received from shareholders will be voted for the election of the nominees unless otherwise specified by the executing shareholders.

         Information regarding the nominees and the directors whose terms continue is set forth in the following table. If any of the nominees should decline or be unable to act as a director, which we do not foresee, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the board of directors.

         The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed below.

                                                PRINCIPAL OCCUPATION AND                      DIRECTOR
         NAME AND AGE                            BUSINESS EXPERIENCE (1)                     SINCE (2)
         ------------                            -----------------------                     ---------
                                 NOMINEES FOR TERMS EXPIRING IN 2004

Michael T. Crowley, Sr.,         Chairman of the Board of Mutual Savings Bank and,              1960
87 (3)                           since 2000, the MHC

Raymond W. Dwyer, Jr.,           Retired; prior to his retirement, a practicing                 1957
77 (4)                           architect with R.W. Dwyer Architects

J. Gus Swoboda,                  Retired; prior to 1997, Senior Vice President, Human           1987
66 (5)                           and Corporate Development, Wisconsin Public Service
                                 Corporation, an electric and gas utility

                                 NOMINEE FOR TERM EXPIRING IN 2003

Michael D. Meeuwsen,             President and Chief Operating Officer of Bank Mutual           1988
47                               since 2000; President and CEO of First Northern
                                 Savings Bank

                                 NOMINEES FOR TERMS EXPIRING IN 2002

Mark C. Herr,                    Vice President-Corporate Division, Plunkett Raysich            2001
48                               Architects (6)


                                                PRINCIPAL OCCUPATION AND                      DIRECTOR
         NAME AND AGE                            BUSINESS EXPERIENCE (1)                     SINCE (2)
         ------------                            -----------------------                     ---------
Thomas J. Lopina, Sr.            Associate, Spectrum Solutions, Inc., a small business          1979
63 (4)                           consulting firm, since 1997; previously, President and
                                 CEO of Ingersoll Equipment Co., Inc., a manufacturer
                                 of outdoor power equipment

Robert B. Olson,                 Retired; prior to December 2000, Vice President of             1997
63 (7)                           Manufacturing Operations, Little Rapids Corporation, a
                                 specialty paper producer

                                 CONTINUING DIRECTOR - TERM EXPIRING IN 2002

David J. Rolfs,                  Retired; prior to retirement, employed as president of         1984
79 (4) (7)                       ABCO Dealers Inc., health care industry

                                 CONTINUING DIRECTORS--TERMS EXPIRING IN 2003

Thomas H. Buestrin,              Real estate investor, property manager and real estate         1995
64 (7)                           developer with the firm of Buestrin, Allen &
                                 Associates Ltd., of which he is president

Michael T. Crowley, Jr.,         Chairman and CEO of Bank Mutual since 2000; President          1970
58 (3) (8)                       and CEO of Mutual Savings Bank

William J. Mielke,               Civil engineer with the firm Ruekert & Mielke Inc., of         1988
53 (4) (7)                       which he is president and CEO

-----------------

(1) Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.
(2) Indicates date when director was first elected to the board of Mutual Savings Bank, First Northern Savings Bank or First Northern Capital Corp., as the case may be. Each of these persons, other than Mr. Herr, became a director of Bank Mutual in 2000.
(3)   Mr. Crowley, Sr. is the father of Mr. Crowley, Jr.
(4) Member of the Compensation Committee, of which Mr. Rolfs is Chairman. The predecessor Finance Committee of Mutual Savings Bank held one meeting in 2000. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all employees, including determinations with respect to stock options; and personnel policies and procedures. See "Compensation Committee Report on Executive Compensation" below.
(5) Mr. Swoboda is also a director of American Medical Security Group, Inc., a health and life insurance company.
(6) From time to time, Plunkett Raysich Architects and affiliates provide services to Bank Mutual and subsidiaries. Services during 2000 were below the level requiring specific disclosure.
(7) Member of the Audit Committee, of which Mr. Mielke is Chairman. The predecessor Audit Committee of Mutual Savings Bank was first established in 2000 but did not meet. The Audit Committee's functions include meeting with Bank Mutual's independent auditors and making recommendations to the board regarding independent public accountants, adequacy of internal controls, accounting methods and procedures, public disclosures required for compliance with securities laws and other matters relating to Bank Mutual's financial accounting and reporting. See "Report of the Audit Committee" below.
(8) Also non-employee chairman and director of TYME Corporation, an ATM network operator of which Mutual Savings Bank and First Northern Savings Bank are members.

      The Bank Mutual bylaws provide that the board of directors as a whole will act as a Nominating Committee. As such, the board will consider appropriate nominees for any vacancy on the Bank Mutual board of directors, and shareholders should forward any nominations to the board.

       Because Bank Mutual was not formally incorporated until November 1, 2000, the Bank Mutual board of directors held only one meeting in 2000 and acted once by unanimous consent. In addition, the board of directors of Mutual Savings Bank, its predecessor, met 14 times prior to Bank Mutual's formation. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate of the total number of meetings of the Bank Mutual or Mutual Savings Bank board and the total number of meetings held by all committees of the board on which they served.

                             DIRECTORS' COMPENSATION

MEETING FEES

      BANK MUTUAL. There is no annual retainer for membership on the Bank Mutual board of directors. Each member of the board receives a fee of $1,000 per board meeting attended. In addition, each non-officer director receives a $500 fee for each committee meeting attended. Each of the directors of Bank Mutual also serves as a director of Mutual Savings Bank and/or First Northern Savings Bank. Compensation for service on those boards is described below. Each Bank Mutual director also serves as a director of the MHC, although there is no separate or additional compensation for such service.

      MUTUAL SAVINGS BANK. Mutual Savings Bank pays a $10,000 annual retainer fee to each of its non-management directors. Each of the directors receives a $1,000 fee for attendance at each board meeting, and each non-officer receives a fee for attendance at a committee meeting, as follows: executive committee-$700; advertising committee and compensation (f/k/a finance) committee-$150. No fee is paid for audit committee meetings. Under an arrangement pre-dating the establishment of the current payment structure, Mr. Dwyer received a fee for directors' and executive committee meetings for each month regardless of attendance. Messrs. Buestrin, Crowley, Jr., Crowley, Sr., Dwyer, Herr, Meeuwsen, Mielke and Rolfs are currently directors of Mutual Savings Bank, although Mr. Meeuwsen does not receive any compensation as a Mutual Savings Bank board member.

      FIRST NORTHERN SAVINGS BANK. First Northern Savings Bank does not pay a retainer fee. Each board member receives a $1,250 fee for attendance at each board meeting, other than the chairman (currently Mr. Swoboda) who receives $1,500. In addition, each non-officer director receives fees of $125 per hour for attendance at any committee meeting. Messrs. Crowley, Jr., Lopina, Meeuwsen, Olson and Swoboda are directors of First Northern Savings Bank, although Mr. Crowley, Jr. does not receive compensation as a First Northern Savings Bank board member.

STOCK INCENTIVE PLAN

         Bank Mutual directors will be eligible to participate in the 2001 Plan, if it is approved by Bank Mutual shareholders. Pursuant to the 2001 Plan and OTS regulations, no individual may receive more than 25% of the shares which can be issued under the 2001 Plan, and non-employee directors as a group will be limited to not more than 30% of the shares which can be issued under the 2001 Plan, and individually to not more than 5%. For further information about the 2001 Plan, see "Approval of 2001 Plan" later in this proxy statement.

DEFERRED RETIREMENT PLAN FOR DIRECTORS

         Both Mutual Savings Bank and First Northern Savings Bank maintain deferred retirement plans for directors. Both the deferred retirement plans below include provisions whereby the directors may forfeit their benefits for matters specified in each of the plans which are adverse to the banks. Both plans may be amended by the appropriate board of directors, although a plan amendment may generally not impair the rights of persons who are receiving benefits under the plans.

         MUTUAL SAVINGS BANK. Mutual Savings Bank non-officer directors who have provided at least five years of service will be paid $833 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Mutual Savings Bank board or age 65, whichever is later. All of the existing eligible directors' benefits (other than Mr. Herr's) have vested. In the event a director dies prior to completion of these payments, payments will go to the director's heirs. Mutual Savings Bank has funded these arrangements through "rabbi trust" arrangements, and based on actuarial analyses believes these obligations are adequately funded.

      FIRST NORTHERN. Eligible directors under the First Northern Savings Bank Directors' Deferred Retirement Plan include persons serving as members of the First Northern Savings Bank board and any director of an advisory board established by the bank if the person was a director of a predecessor institution and is designated by the board to participate. Eligible directors who either terminate board service for any reason after both attaining age 62 and completing at least nine full years of service on the First Northern Savings Bank board or any predecessor board, or who terminate service before attaining age 62, but whose age plus full years of service equals or exceeds 70, will be entitled to a monthly retirement benefit of $1,000 for 180 months or until the director's death if earlier. If the eligible director dies after benefits have commenced, but prior to the receipt of 36 monthly payments, the benefit will continue to the director's beneficiary for the duration of the 36-month period. Benefits are payable for a maximum of 15 years. This plan is funded through insurance.

OTHER

      See "Executive Compensation" for compensation paid to, and agreements with, Messrs. Crowley, Sr., Mr. Crowley, Jr. and Meeuwsen as executive officers of Bank Mutual, Mutual Savings Bank and/or First Northern Savings Bank.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the federal securities laws, Bank Mutual's directors, its executive officers and any person holding more than 10% of the common stock are required to report their initial ownership of the common stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established and Bank Mutual is required to disclose in this Proxy Statement any failure to file such reports by these dates during the last year. We believe all of these filing requirements were satisfied during the year ended December 31, 2000. In making these disclosures, Bank Mutual has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning the total compensation of the chief executive officer, the other four most highly compensated Bank Mutual executive officers, and Mr. Crowley, Sr. for services in all capacities to Bank Mutual for the last three fiscal years. The information includes service to, and payments by, Bank Mutual and its subsidiaries.

      Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual, and became executive officers of Bank Mutual upon the acquisition as well as continuing as officers of First Northern Savings Bank. Bank Mutual agreed in the acquisition to continue Mr. Meeuwsen's employment agreement and replace Mr. Colberg's employment agreement with one with substantially similar economic terms. Therefore, Bank Mutual is reporting their compensation for fiscal 2000 as including cash compensation from First Northern during periods in 2000 prior to the acquisition. Information for prior years is not presented for Messrs. Meeuwsen and Colberg, as neither Bank Mutual nor Mutual Savings Bank had any involvement with determining that compensation. In addition, information is presented for Mr. Crowley, Sr., who is an executive officer of Mutual Savings Bank and the MHC but not of Bank Mutual, as a consequence of his service on the Bank Mutual board and the MHC's ownership position in Bank Mutual.


                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS                ALL
                                                  ANNUAL COMPENSATION (1)         SECURITIES             OTHER
                                               ----------------------------       UNDERLYING          COMPENSATION
    NAME AND PRINCIPAL POSITIONS      YEAR     SALARY($)(2)      BONUS($)(3)    OPTIONS (#)(4)           ($)(5)
    ----------------------------      ----     ------------      -----------    --------------        ------------
 Michael T. Crowley, Jr.              2000     $609,060                 (6)           --                $ 1,700
 Chairman and Chief Executive         1999     $573,556              --               --                $ 1,600
 Officer of Bank Mutual; President    1998     $573,556         $16,485               --                $ 1,600
 and CEO of Mutual Savings Bank

 Michael T. Crowley, Sr.              2000     $254,052                 (6)           --                $ 1,020
 Chairman of Mutual Savings Bank      1999     $238,052              --               --                $ 1,280
 and the MHC (7)                      1998     $238,052         $ 6,780               --                $ 1,447

 Michael D. Meeuwsen                  2000     $199,500         $46,000               --(4)             $12,750(8)
 President and Chief Operating
 Officer of Bank Mutual; President
 and CEO of First Northern Savings
 Bank

 Eugene H. Maurer, Jr.                2000     $145,040         $ 5,000 (6)           --                $ 1,500
 Senior Vice President and            1999     $139,465              --               --                $ 1,435
 Secretary of Bank Mutual; Senior     1998     $133,965         $  4,018              --                $ 1,382
 VP and Secretary/Treasurer of
 Mutual Savings Bank

 Rick B. Colberg                      2000     $89,500          $ 18,500              --(4)             $12,750(8)
 Chief Financial Officer of Bank
 Mutual; Senior VP and Treasurer of
 First Northern Savings Bank

 Marlene M. Scholz                    2000     $100,065         $ 5,000 (6)           --                $ 1,051
 Senior Vice President of Bank        1999     $ 84,065              --               --                $   865
 Mutual; Senior VP-Controller of      1998     $ 80,265         $ 2,407               --                $   834
 Mutual Savings Bank

-----------------
(1) While each of the named individuals received perquisites or other personal benefits in the years shown, the value of these benefits is not indicated, in accordance with Securities and Exchange Commission ("SEC") regulations, since they did not together exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) Includes any directors' fees paid to the individual while serving as an executive officer.
(3) Annual bonus amounts are earned and accrued during the years indicated and paid at the beginning of the next calendar year.
(4) Messrs. Meeuwsen and Colberg received non-qualified stock option grants from First Northern prior to its acquisition by Bank Mutual. These options were "cashed out" as part of Bank Mutual's acquisition of First Northern. See Note (8). No options or stock appreciation rights have ever been awarded by Bank Mutual or Mutual Savings Bank.
(5) The following dollar amounts reflect Bank Mutual's or its subsidiaries' contributions to the Savings Plans on behalf of the named individuals: Mr. Crowley, Jr., $1,700; Mr. Crowley, Sr., $1,020; Mr. Meeuwsen, $12,750; Mr. Maurer, $1,500; Mr. Colberg, $12,750; and Ms. Scholz, $1,051.
(6) Under the Mutual Savings Bank incentive program as in effect in 2000, bonus amounts are not determined until peer group information is available. Because that information is not yet available, 2000 bonus information has not yet been determined. The maximum bonus which could be paid would be 8% of base salary. Mr. Maurer and Ms. Scholz received the additional discretionary bonuses in the table as a result of extraordinary duties in 2000 due to the Mutual Savings Bank restructuring; they remain eligible for plan bonuses.
(7) Mr. Crowley, Sr. is an executive officer of Mutual Savings Bank and the MHC, but not of Bank Mutual.

(8) First Northern stock options held by Messrs. Meeuwsen and Colberg were "cashed out" as part of Bank Mutual's acquisition of First Northern. In that transaction, each First Northern option holder received from First Northern an amount equal to the sum of the cash difference between the option stock price and the $15.00 per share cash price offered to First Northern shareholders. Bank Mutual agreed to an additional payment of 25% of the cash difference in recognition of the tax effect resulting from the required conversion into cash. These additional 25% payments, which are not included in the table, were $275,286 for Mr. Meeuwsen, and $129,710 for Mr. Colberg. Bank Mutual did not award the underlying options or determine the value of the option spread; therefore, those amounts are not included here. The options to which these payments related were granted by First Northern over the course of ten years.

STOCK OPTIONS

      Bank Mutual did not have a stock option plan in effect in 2000, and thus did not grant any stock options. The stock option grants appearing in the table above represent stock option grants by First Northern prior to its agreement to be acquired by Bank Mutual and which were cashed out as discussed above. In addition, Bank Mutual had no outstanding stock options at fiscal year end. Therefore, no stock option tabular information is included in this proxy statement. See "Approval of 2001 Plan" regarding the proposed Bank Mutual 2001 Stock Incentive Plan.

DEFINED BENEFIT RETIREMENT PLANS

      Mutual Savings Bank maintains a qualified defined benefit pension plan that covers substantially all employees who are age 21 or over and who have at least one year of service. Pension benefits are based on the participant's average annual compensation (salary and bonus) and years of credited service. Years of credited service in the qualified defined benefit pension plan begin at date of participation in the plan. Benefits are determined in the form of a ten year certain and life annuity.

         Designated officers of Mutual Savings Bank also participate in a non-qualified defined benefit pension plan. This non-qualified plan provides monthly supplemental benefits to participants which will be paid out of the rabbi trust established for this plan, or unsecured corporate assets. The amount of the non-qualified plan benefit in the form of a ten year certain and life annuity is determined as:

      o an amount calculated under Mutual Savings Bank's qualified defined benefit pension plan without regard to the limitations imposed by the Internal Revenue Code on benefit or compensation amounts and without regard to certain limitations on years of service; minus

      o the pension benefit accrued in the qualified defined benefit pension plan.

      The following table shows the estimated annual benefits payable in ten year certain and life annuity form for participants retiring on their normal retirement date at age 65 with various combinations of years of service and average annual compensation under the qualified defined benefit plan plus, for those officers eligible to participate, the non-qualified plan. At March 31, 2001, accrued years of service for officers named in the summary compensation table were: Mr. Crowley, Sr. - 67 years; Mr. Crowley, Jr. - 33 years, Mr. Maurer
- 18 years, and Ms. Scholz - 19 years. Messrs. Meeuwsen and Colberg are not eligible to participate in the Mutual Savings Bank Defined Benefit Retirement Plan as they are not Mutual Savings Bank employees.


          Final Average
           Compensation                              Years of Service(1)
           ------------     ----------------------------------------------------------------------
                                15          20           25          30         35          40
                            --------    ---------     --------    --------   --------    ---------
                 $ 100,000   $ 28,300   $  37,700     $ 49,700    $ 61,600   $ 73,500    $ 83,600
                   150,000     44,000      58,600       77,000      95,400    113,800     128,900
                   200,000     59,600      79,500      104,400     129,300    154,200     174,300
                   250,000     75,300     100,400      131,800     163,100    194,500     219,600
                   300,000     91,000     121,300      159,200     197,000    234,800     265,000
                   350,000    106,700     142,200      186,500     230,800    275,100     310,300
                   400,000    122,300     163,100      213,900     264,700    315,500     355,700
                   450,000    138,000     184,000      241,300     298,500    355,800     401,000
                   500,000    153,700     204,900      268,700     332,400    396,100     446,400
                   550,000    169,400     225,800      296,000     366,200    436,400     491,700
                   600,000    185,000     246,700      323,400     400,100    476,800     537,100
                   650,000    200,700     267,600      350,800     433,900    517,100     582,400
                   700,000    216,400     288,500      378,200     467,800    557,400     627,800
                   750,000    232,100     309,400      405,500     501,600    597,700     673,100

-----------------------------

(1) Years of service in the non-qualified defined benefit pension plan begin at date of hire. As of December 31, 2000, Mr. Crowley, Sr. has more than 67 years of service with Mutual Savings Bank. The amount of his total annual accrued benefit as of December 31, 2000 was approximately $324,433.

EMPLOYMENT AND RETIREMENT ARRANGEMENTS

      MUTUAL SAVINGS BANK EMPLOYMENT AGREEMENTS. Mutual Savings Bank has employment agreements with Messrs. Crowley Sr. and Jr. and Maurer, Ms. Scholz, and certain executive officers of Mutual Savings Bank. The initial terms of the employment agreements are three years. For Messrs. Crowley, each year the agreement may be extended so that the agreement remains in effect for a rolling three years upon agreement of Messrs. Crowley and by affirmative action of Mutual Savings Bank's board of directors. For the other executives, at the end of the initial three year term and on each anniversary date thereafter, the employment term may be extended for an additional year upon agreement of the executive and by affirmative action taken by Mutual Saving Bank's board. Under the employment agreements, each executive is entitled to a base salary which is reviewed annually based upon individual performance and Mutual Saving Bank's financial results, as well as benefits and perquisites, in accordance with Mutual Saving Bank's policies.

      The initial annual salary amounts for each of the covered executive officers are as follows: Mr. Crowley, Jr.-$595,000; Mr. Crowley, Sr.-$240,000; Mr. Maurer-$145,000; and Ms. Scholz-$100,025. These amounts may be changed in subsequent years, but generally may not be reduced.

      The employment agreements can be terminated at the election of the executive officer or Mutual Savings Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of the executive officer's retirement, disability or death. Each employment agreement can also be voluntarily terminated without cause by the executive officer or Mutual Savings Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control.

      Upon termination of an executive's employment at his or her election at the expiration of the term of the employment agreements, the executive is entitled to receive unpaid compensation for the period of employment plus accrued but unused vacation time. Upon termination of employment at the election of Mutual Savings Bank at the expiration of the term, the executive is entitled to receive the same compensation as if he or she had voluntarily terminated at the end of the term as well as an amount equal to 100% of his or her annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

      Upon each executive's death or retirement at age 65, the executive or the executive's personal representative will receive his or her earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. If the executive officer terminates employment voluntarily or is terminated by Mutual Savings Bank for cause, the executive shall not be entitled to any compensation or benefits for any period after the date of termination.

      If during the term Mutual Savings Bank terminates an executive officer without cause or the employment agreement is terminated by the executive officer for cause, the executive would be entitled to receive 100% of base salary at the time of termination through the end of a severance period. If the termination occurs within the initial three year term of employment, the severance period will be through the end of the initial three year term, but not less than one year, and if the termination shall occur after the initial three year term, the severance period will be one year. In the case of Messrs. Crowley, the period is extended to 12 months beyond the current term of employment, but not more than 36 months. Also, the executive would continue to receive certain insurance and other benefits until twelve months after the end of the term of employment. Mutual Savings Bank must also pay to each executive an additional lump sum cash payment in an amount equal to the product of Mutual Savings Bank's annual aggregate contributions for the benefit of the executive to all qualified retirement plans in the year preceding termination and the number of years in the severance period.

      Under each employment agreement, the executive officer may also terminate employment following a change in control of Mutual Savings Bank, as defined in the agreements, under certain circumstances, including a reduction in compensation or responsibilities. Upon any such termination as a result of a change in control, each executive officer has a right to receive payments and benefits as if a termination by Mutual Savings Bank without cause had occurred. However, under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the "Code"). That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the executive officer's average annual total compensation over a five-year period immediately preceding the change in control.

      FIRST NORTHERN EMPLOYMENT AGREEMENTS. First Northern Savings Bank has employment agreements with Messrs. Meeuwsen and Colberg and several other executive officers of First Northern Savings Bank.

      Mr. Meeuwsen's agreement was entered into in 1990. The initial term of his agreement was five years; it is automatically extended for an additional year on the annual anniversary date unless contrary written notice is given by either First Northern Savings Bank or Mr. Meeuwsen, and has been extended on every anniversary date. Under his agreement, Mr. Meeuwsen is entitled to a base salary which is reviewed annually based upon individual performance and the financial results of First Northern Savings Bank. His annual base salary for 2000 was $182,000. The agreement also provides that he shall be eligible for incentive compensation and be entitled to reimbursement of business expenses and other benefits and perquisites, in accordance with the bank's policies.

      The agreement can be terminated at the election of Mr. Meeuwsen or First Northern Savings Bank at the expiration of the term, at any time for cause, upon the occurrence of certain events specified by federal statute or regulation, or as a result of his retirement, disability or death. It can also be voluntarily terminated without cause by him or First Northern Savings Bank during the term of the agreement. Mr. Meeuwsen may also terminate his employment agreement under certain circumstances following a change in control.

      Upon termination of Mr. Meeuwsen's employment at his election at the expiration of his employment agreement, he is entitled to receive unpaid base salary and incentive compensation for the period of employment and compensation for accrued but unused vacation time. Upon termination of employment at the expiration of the agreement at the election of First Northern Savings Bank, he is entitled to receive the same compensation as if he had voluntarily terminated at the end of the term as well as an amount equal to 100% of his annual base salary at the date of termination and certain benefits for a period of twelve months thereafter.

      Upon Mr. Meeuwsen's death or retirement, he or his personal representative, as the case may be, shall receive his earned but unpaid base salary and incentive compensation prorated to the end of the calendar month in which such termination occurs and compensation for accrued but unused vacation time. His agreement defines retirement to mean retirement in accordance with and pursuant to any retirement plan of the bank generally applicable to its executive officers or in accordance with any arrangements established with his consent.

      If Mr. Meeuwsen terminates employment voluntarily during a term or he is terminated for cause, as defined in the employment agreement, he shall not be entitled to any compensation or benefits for any period after the date of termination. If during the term he is terminated without cause or he terminates the agreement for cause, he would be entitled to receive 100% of salary at termination until twelve months after the then-current term, provided that such compensation may not exceed an amount equal to 60 months of base salary, along with unpaid base salary and incentive compensation and accrued but unused vacation time. Mr. Meeuwsen would also continue to receive certain insurance and other benefits for that period. First Northern Savings Bank must also pay him, if it terminates him without cause, an additional lump sum cash payment in an amount equal to the product of First Northern Savings Bank's annual aggregate contributions for his benefit to all qualified retirement plans in the year preceding termination and the number of years remaining in his employment agreement.

      Mr. Meeuwsen may also terminate employment following a change in control, as defined in the agreement, of First Northern Savings Bank or Bank Mutual under certain circumstances, including a reduction in compensation and benefits or responsibilities and duties. Upon any such termination as a result of a change in control, Mr. Meeuwsen has a right under his employment agreement to receive payments and benefits as if a termination without cause had occurred. Mr. Meeuwsen agreed not to take any of these benefits in connection with the Bank Mutual transaction.

      The agreement provides that under no circumstances may the aggregate amount of all severance payments and termination benefits, computed on a present value basis, exceed an amount which would cause the payments to be characterized as parachute payments within the meaning of Section 280G(b)(2) of the Code.

      Mr. Colberg, along with various other executive officers of First Northern, had agreements similar to Mr. Meeuwsen's prior to the Bank Mutual acquisition, although those agreements were generally for a term of three years. In connection with the Bank Mutual transaction, Mr. Colberg entered into a new employment agreement with First Northern Savings Bank. The terms of the new employment agreement are substantially the same as those for Mr. Maurer and Ms. Scholz described above, with a base salary for 2000 of $88,500 in Mr. Colberg's case.

OTHER COMPENSATION AGREEMENTS

      CROWLEY SR. DEFERRED COMPENSATION AGREEMENT. Mutual Savings Bank has had a deferred compensation arrangement with Mr. Crowley, Sr. for over 20 years under which Mutual Savings Bank agreed to defer a portion of Mr. Crowley's compensation in exchange for compensation payments at the later date. The precise provisions have been modified from time to time, most recently in a 1998 agreement. To fund this obligation, Mutual Savings Bank purchased a life insurance policy on the life of Mr. Crowley, Sr. The policy is now fully paid, and Mutual Savings Bank believes the arrangements are fully funded.

      Upon Mr. Crowley, Sr.'s retirement, he will receive a life income in monthly installments, with a minimum of 240 installments. The monthly installments will be equal to the amount that would be payable to Mutual Savings Bank under the life insurance policy if Mutual Savings Bank were to exercise a settlement option under the policy for monthly life income, with a 240 month period certain, with payments commencing as of the date of Mr. Crowley's retirement. If Mr. Crowley were to die before retirement or receipt of 240 monthly payments, the amounts otherwise payable to him will be paid in equal shares to his two children (including Mr. Crowley, Jr.) or to their survivors.

      Under certain circumstances, Mutual Savings Bank may elect to make a lump sum or other type of payment to Mr. Crowley, Sr. or his heirs. Those payments would be based upon other forms of payment which may be available under the life insurance policy.

      FIRST NORTHERN SUPPLEMENTAL RETIREMENT AGREEMENTS. First Northern Savings Bank entered into supplemental retirement agreements with Mr. Meeuwsen and certain of its other executive officers (including Mr. Colberg). Messrs. Meeuwsen and Colberg, or their beneficiaries, will receive a total of 180 monthly payments of $10,520 and $2,646 per month, respectively, commencing on the first day of the month following the earlier of their respective attainment of age 65 or their death. If the supplemental retirement benefits commence prior to the executive's attainment of age 65 because of his death, or if the executive officer requests acceleration of his benefit payments (and the compensation committee consents to such acceleration), the amount of the monthly payment will be reduced to reflect a 6% discount rate compounded monthly. These supplemental retirement agreements are subject to the same parachute payment limitations that govern employment agreements. Mr. Meeuwsen's supplemental retirement agreement benefits vested as a result of the Bank Mutual transaction. Mr. Colberg's benefits were already vested.

OTHER BENEFIT PLANS

      EMPLOYEE STOCK OWNERSHIP PLAN. The ESOP is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. It became effective at the completion of the Mutual Savings Bank restructuring. Bank Mutual loaned this plan sufficient funds to purchase up to 8% of the Bank Mutual shares issued to persons other than the MHC. The ESOP has purchased 60,910 shares in the Mutual Savings Bank restructuring subscription offering and 830,969 shares on the open market after the restructuring.

      Although contributions to the ESOP are discretionary, beginning in 2001 Bank Mutual intends for there to be employer contributions to the ESOP in each year which are sufficient to make the required principal and interest payments on the loan from Bank Mutual. Bank Mutual did not make contributions to the ESOP in 2000. The loan is for a term of ten years and calls for level annual payments of principal. Interest payments, at the prime rate, will be made quarterly. The ESOP initially pledged the shares it purchased as collateral for the loan and holds them in a suspense account.

      The ESOP does not allocate the pledged shares immediately. Instead, it will release a portion of the pledged shares annually. No shares were released in 2000. If the ESOP repays its loan as scheduled over a 10-year term, 10% of the shares will be released annually in 2001 through 2010. The ESOP will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant's compensation for a year represents 1% of the total compensation of all participants for the year, the ESOP would allocate to that participant 1% of the shares released for the year.

      ESOP participants will direct the voting of shares allocated to their individual accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts, although they will be voted as directed by the Bank Mutual board at the 2001 annual meeting because no shares have yet been allocated to individual accounts.

      RESTORATION PLAN. Mutual Savings Bank also established in 2001 a "restoration plan" to compensate selected executive officers for any benefits under the ESOP and the Mutual Savings Bank Savings and Investment Plan which they are unable to receive because of limitations under the Code on contributions and benefits. The Code limits the salary deferrals that an employee may contribute to the Savings Plans and also restricts the amount of tax-qualified plan benefits that can be received by plan participants.

      Commencing in 2001, the restoration plan permits eligible officers (which includes vice presidents, senior vice presidents or other officers of Mutual Savings Bank) to defer compensation which they are unable to contribute to the Savings Plan because of Code limits. In addition, the restoration plan provides benefits for eligible officers based upon the allocations they would have received in the ESOP and Savings Plan in the absence of Code limitations. Under the Code, only the first $170,000 of compensation may be considered in determining benefits under tax-qualified plans (subject to annual cost-of-living adjustments).

      For example, under the ESOP, only the first $170,000 of earnings are considered in determining ESOP benefits. Under the restoration plan, an executive officer would receive an amount equal to the benefit that the officer would have received under the ESOP in the absence of the compensation limit. Therefore, if an executive officer had total compensation of $250,000, the officer would receive an award equal to the average allocation percentage under the ESOP for the $80,000 of compensation in excess of the Code limit.

      The restoration plan initially covers Messrs. Crowley, Sr. and Jr., Mr. Maurer, Ms. Scholz and several other persons. However, no benefits were allocated to any employees under the restoration plan in 2000. The annual allocations to employees under the restoration plan will not be tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to employees following their termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      COMMITTEE COMPOSITION. Prior to the November 2000 Mutual Savings Bank Restructuring, the Mutual Savings Bank Finance Committee (n/k/a the "Compensation Committee") determined salaries, and made other compensation and plan decisions, relating to Mutual Savings Bank. Thus, compensation decisions relating to fiscal 2000 were made by the Mutual Savings Bank Finance Committee, and this report is a report of that committee. For fiscal 2000, the Mutual Savings Bank Finance Committee consisted of Messrs. Isermann, who died in January 2001, Mielke and Rolfs.

      Going forward, the Bank Mutual board of directors has established a Compensation Committee. It served to make compensation determinations for 2001, and expects to continue in that role going forward. The initial members of the Compensation Committee are identified above under "Election of Directors."

      Messrs. Meeuwsen and Colberg were executive officers of First Northern prior to its acquisition by Bank Mutual, and became executive officers of Bank Mutual upon the acquisition as well as continuing as officers of First Northern Savings Bank. Bank Mutual agreed in connection with the acquisition to continue Mr. Meeuwsen's employment agreement and replace Mr. Colberg's agreement with ones on substantially similar economic terms. That compensation was not, however, initially determined by Bank Mutual or Mutual Savings Bank.

      COMPENSATION PHILOSOPHY. In determining compensation, the Committee has recognized that Mutual Savings Bank must provide its executive officers and key employees an attractive compensation package in order to attract and retain talented and highly experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions (including banks, savings banks and savings associations), so as to be neither unduly generous nor lagging other institutions.

      In making its decisions, the Committee has also noted that, as a mutual institution, Mutual Savings Bank could not provide stock-based incentive compensation, as could publicly held institutions. Therefore, the Committee focused on cash compensation. For 2000, however, because planning for the possible restructuring had begun, the Committee was mindful that stock-based compensation might become a possibility in future periods.

      BASE SALARY. In determining the base salary of executive officers, the Committee reviewed, among other things, third party surveys of peer institutions, the historical compensation of those officers and performance of Mutual Savings Bank. In that regard, the Committee noted that there was an acceleration of charges in 1999 relating to the impairment of Mutual Savings' Banks intangible assets which resulted from a prior acquisition, and the Committee therefore focused primarily on results before those unusual expense items.

      In making those reviews about Mutual Savings Bank's performance before the unusual items, the Committee noted that Mutual Savings Bank's profitability in 1999 had decreased modestly as a result of decreased net interest income. However, the Committee also noted that if the Mutual Savings restructuring were to proceed, an extraordinary effort would be required of executive officers in 2000. Based upon those results, the Committee determined that the executive officers should only have a relatively small increase in base salary. Increases varied from 1% to 4%, except where duties and responsibilities significantly increased. The Committee also noted that stock-based incentives would not be available for the year 2000, even if the restructuring proceeded, although there would be a possibility of cash incentives.

         BONUS/INCENTIVES. For fiscal 2000, cash incentive pay was determined under the Mutual Savings Bank Management Incentive Compensation Plan. Under that plan, a set of awards are based on Mutual Savings Bank performance favorably comparing to the performance of a peer group on selected financial ratios. Also, loan and deposit growth are compared to budgeted goals. The financial ratios are constructed to recognize the unique impact of external factors on Mutual Savings Bank's performance by measuring the relationship of its performance to the peer group. The plan is designed to require a minimum return on assets before an incentive award may be paid; at the same time, the plan provides annual goals which help the bank achieve strategic goals as well as providing a performance review and measurement system.

         Under the incentive plan as in effect during 2000, a bonus of up to 8% of salary will be determined by the performance of Mutual Savings Bank as compared to a peer group performance. Mutual Savings Bank's return on equity, return on assets, net interest margin, non-interest income and non-interest expense will be compared to the peer group; bonuses may be earned if Mutual Savings Bank's performance was within or above the average range of those peers. Because the peer group information for 2000 is not yet available, that portion of the bonus has not been determined. In addition, a bonus of up to 2% of salary could be earned if Mutual Savings met its 2000 internal goals on loan growth and deposit growth. Mutual Savings did not meet those goals in 2000, and therefore this portion of the bonus was not earned.

         CHIEF EXECUTIVE OFFICER COMPENSATION. In addition to the factors discussed above, when determining the salary of the Chief Executive Officer, the Committee believed that it was appropriate to begin a transition from base salary to more incentive-based compensation. Therefore, the Committee only provided a 3.7% increase in salary to the CEO. The Committee noted, however, that under the incentive provisions, the Chief Executive Officer would be eligible to earn a cash incentive bonus of up to 10% of his base salary. The ultimate bonus number has not yet been determined for fiscal 2000, as a result of delays in receiving certain third party information. However, the maximum bonus (if any) will be 8%. In addition, the Committee noted that, if the Mutual Savings Bank restructuring were to proceed and shareholders approved, the Chief Executive Officer would be eligible for stock-based compensation going forward.

         STOCK-BASED INCENTIVES. Because Mutual Savings Bank was a mutual institution when 2000 compensation decisions were made, the Committee was not able to offer the executive officers stock-based compensation such as stock options or restricted stock grants. Stock option grants to Messrs. Meeuwsen and Colberg were made under First Northern plans prior to its acquisition by Bank Mutual.

         Going forward, the Committee believes that stock-based compensation can provide an important incentive to executive officers that also aligns their interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. The ESOP has been established, and the 2001 Plan is being submitted to shareholders, to provide certain stock-based compensation. Because Office of Thrift Supervision ("OTS") regulations limit the amount and types of stock-based compensation within one year of Bank Mutual's restructuring, additional or different stock-based compensation may also be proposed in the future.

         SECTION 162(M) LIMITATIONS. Section 162(m) of the Code limits the deductibility of compensation to certain executive officers of publicly held companies of over $1 million in any fiscal year. Exceptions are made for, among other things, performance-based plans approved by shareholders. Mutual Savings Bank was not subject to Section 162(m) when compensation decisions relating to fiscal 2000 were made. Going forward, the Committee intends to be mindful of these limitations. Shareholder approval is being sought, among other reasons, with respect to the 2001 Plan to qualify for an exception from Section 162(m).

         2000 Mutual Savings Bank Finance Committee:

William J. Mielke      David J. Rolfs      Herbert W. Isermann, Chair (deceased)

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Mutual Savings Bank Finance Committee was an officer or employee of Mutual Savings Bank or Bank Mutual, nor did they have any other reportable interlock or transaction. Mr. Lopina, who joined the Bank Mutual Compensation Committee in December 2000, has an outstanding loan from First Northern Savings Bank. For a description of Bank Mutual's policies with respect to loans to officers, directors and employees, and Mr. Lopina's loan, see "Certain Transactions with Bank Mutual."

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on Bank Mutual common stock, based on the market price of the common stock and assuming reinvestment of cash dividends, with the cumulative total return of companies on the NASDAQ Stock Market US Index and the SNL Mutual Holding Company Thrift Index. The graph assumes $100 was invested on November 2, 2000, the first date of Bank Mutual trading, in Bank Mutual common stock and each of those indices.


Stock/Index                                 11/02/00     11/30/00     12/31/00
-----------                                 --------     --------     --------
Bank Mutual Common Stock                    $100.00      $  83.33     $  93.83
NASDAQ Stock Market (U.S.)                  $100.00      $  75.73     $  71.75
SNL Mutual Holding Company Thrift Index     $100.00      $ 102.07     $ 113.45

                              APPROVAL OF 2001 PLAN

         The information in this Proxy Statement with respect to the proposed 2001 Plan is qualified in its entirety by reference to the text of the Bank Mutual Corporation 2001 Stock Incentive Plan, which is attached hereto as Appendix A.

GENERAL

         At the annual meeting, Bank Mutual shareholders are asked to approve the Bank Mutual Corporation 2001 Stock Incentive Plan. The 2001 Plan was adopted by Bank Mutual's board on February 5, 2001, subject to shareholder approval at the annual meeting. The 2001 Plan is intended to constitute a stock-based incentive plan for Bank Mutual, as contemplated in the offering materials for the restructuring of Mutual Savings Bank in 2000. It includes provisions by which Bank Mutual may grant directors, executive officers and other officers and key employees stock options and/or grants of restricted stock under management recognition provisions. The terms and conditions of any stock incentive plan adopted within one year of a mutual-to-stock conversion are substantially limited by regulations of the OTS, and Bank Mutual has drafted the plan to comply with those OTS regulations. No options or awards have yet been granted under the 2001 Plan, and will not be granted prior to shareholder approval of the 2001 Plan.

         The 2001 Plan is intended to enhance the operations of Bank Mutual and its subsidiaries by providing increased incentives for selected officers, key salaried employees and directors of Bank Mutual. The Bank Mutual board believes that adoption of the 2001 Plan is desirable because it will promote the interests of Bank Mutual and its shareholders by strengthening Bank Mutual's ability to retain and attract key salaried employees and directors, by encouraging them to maintain their personal interest in Bank Mutual's continued success and progress, and by providing a means linking personal compensation to creation of value to shareholders.

         The 2001 Plan complies with the regulations of the OTS. However, the OTS in no way endorses or approves the 2001 Plan. No written or oral representation shall, or may, be made regarding OTS approval. If any such representations are made, they should not be relied upon.

         THE BANK MUTUAL BOARD OF DIRECTORS HAS ADOPTED THE 2001 PLAN AS ADVISABLE AND IN THE BEST INTERESTS OF BANK MUTUAL AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT BANK MUTUAL SHAREHOLDERS VOTE FOR APPROVAL OF THE 2001 PLAN.

2001 PLAN

         The 2001 Plan provides for the grant of:

         - incentive stock options ("ISOs"), intended to qualify within the meaning of Section 422 of the Code;
         -        non-qualified stock options ("NSOs"); and
         - restricted stock awards under management recognition provisions.

In this proxy statement, we refer to ISOs and NSOs as "options", and options and restricted stock grants collectively as "awards".

         Under the 2001 Plan, the maximum number of shares of Bank Mutual common stock that may be issued pursuant to options is 1,114,849, and the maximum number of shares subject to restricted stock awards is 334,454. As a further limit required by OTS regulation, Bank Mutual may not purchase for the 2001 Plan more than 222,970 shares prior to November 1, 2001. That number, when added to the 891,879 shares purchased by the ESOP, equals 10% of the shares owned by Bank Mutual shareholders other than the MHC. The total number of shares that may be issued under the 2001 Plan represents approximately 6.5% of the number of shares of common stock outstanding and 13% of the shares owned by persons other than the MHC. The 2001 Plan has a term of ten years.

         The 2001 Plan will be administered by a committee designated by the Bank Mutual board, which initially is the Compensation Committee. The Committee, in its discretion, will designate the persons to whom awards will be made, grant the awards in the form and amount as it determines, and impose such limitations, restrictions and conditions upon any such award as it deems appropriate. Key salaried employees and directors of Bank Mutual or any subsidiary are eligible to receive awards, with the following limits:

         - No one person may receive more than 25% of the shares available for award;
         - Non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the shares available for option or award of restricted stock.

Bank Mutual estimates that the number of persons currently eligible to participate in the 2001 Plan is in the range of 35 to 45, including each of the executive officers and directors. Bank Mutual cannot determine at this time the number of awards to be granted in the future to persons named in the Summary Compensation Table in this Proxy Statement, to all current executive officers as a group, to all employees as a group or to all directors.

         The exercise price of options granted under the 2001 Plan may not be less than 100% of the fair market value, as defined in the 2001 Plan, of the shares on the date the option is granted. Unless otherwise determined by the Committee, 20% of the shares covered by options granted under the 2001 Plan will become exercisable after one year and an additional 20% in each of the next four years. Options will have a maximum exercise term of ten years from the date of grant.

         No person may receive an ISO if, at the time of grant, the person owns, directly or indirectly, more than 10% of the total combined voting power of Bank Mutual, unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is limited to five years. The maximum fair market value, determined at time of grant, of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000. On March 9, 2001, the fair market value of Bank Mutual common stock, as defined in the 2001 Plan, was $10.84.

         Shares of restricted stock may be issued either alone or in addition to other awards granted under the 2001 Plan. The Committee will determine the eligible persons to whom and the times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and any other terms and conditions of the awards. Shares of restricted stock will not vest more quickly than provided by the schedule for options. Grants of restricted stock also may be conditioned upon the attainment of specified performance goals or other criteria determined by the Committee, and the provisions of restricted stock awards do not need to be the same with respect to each recipient.

         Each individual receiving a restricted stock award will be issued a stock certificate in the recipient's name and bearing a legend referring to the restrictions applicable to the shares. Until the restrictions lapse, a grantee will not be permitted to transfer or encumber the shares of restricted stock, but will have all of the other rights of a shareholder, including the right to vote the shares and the right to receive dividends. All shares still subject to restriction will be forfeited upon termination of a grantee's service.

         In the event of any recapitalization, stock split or reverse split, stock dividend, merger in which Bank Mutual is the surviving entity, combination or exchange of shares, or other capital change affecting the Bank Mutual common stock, appropriate changes in the number and kind of shares available for grant under the 2001 Plan and in the number, price and kind of shares covered by outstanding awards shall be made. In the case of an acquisition of Bank Mutual, the related agreement may provide for conversion of options in an equitable manner comparable to the consideration received by shareholders.

         Special accelerated vesting and exercise rules apply in the event of death or disability. If an optionee is terminated for cause, all options held by such optionee shall be deemed terminated and not exercisable.

         Payment for shares acquired through the exercise of options issued under the 2001 Plan may be made either in cash or in shares of Bank Mutual common stock beneficially owned by the optionee for at least six months prior to exercise, valued at their fair market value as of the exercise date, or in a combination thereof.

         Each award under the 2001 Plan will be evidenced by an agreement containing such terms and conditions as the Committee may establish from time to time.

TAX CONSEQUENCES

         The following is a brief summary of the principal federal income tax consequences of awards made under the 2001 Plan based upon the applicable provisions of the Code in effect on the date hereof.

         NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amounts of such difference will be a deductible expense to Bank Mutual for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

         INCENTIVE STOCK OPTIONS. A optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods: shares acquired upon exercise of an ISO must beheld for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the stock at the date of exercise is, however, a tax preference item. When the shares of stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

         Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. Bank Mutual will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

         RESTRICTED STOCK. A grantee receiving a restricted stock award will generally recognize ordinary income in an amount equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture. While the restrictions are in effect, the grantee will recognize compensation income equal to the amount of any dividends received and Bank Mutual will be allowed a deduction for that amount. A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant, to recognize taxable ordinary income on the date of grant equal to the fair market value of the shares (determined without regard to the restrictions) on such date. Bank Mutual will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

                      CERTAIN TRANSACTIONS WITH BANK MUTUAL

         MUTUAL SAVINGS BANK. Mutual Savings Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates in firms which they serve in various capacities. Consistent with applicable law, Mutual Savings Bank's policy is that transactions with its directors and executive officers be on terms that are no more beneficial to the director or executive officer than Mutual Savings Bank would provide to unaffiliated third parties. Directors and executive officers, and their associates, regularly deposit funds with Mutual Savings Bank; the deposits are on terms and conditions offered to other depositors.

         To help prevent any inadvertent violations of its policy, Mutual Savings Bank discourages lending transactions between Mutual Savings Bank and its insiders, but loans are occasionally made. Certain of the directors and executive officers have been indebted to Mutual Savings Bank for loans made in the ordinary course of business. All such loans have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

         FIRST NORTHERN SAVINGS BANK. Prior to its acquisition by Bank Mutual, First Northern established somewhat different policies relating to loans to directors and officers which, consistent with applicable laws and regulations, permitted certain preferential loan terms to directors and executive officers. Those policies have continued. The following table sets forth certain data relating to existing loans with these special terms to directors and executive officers of Bank Mutual who were formerly First Northern directors or officers where the aggregate amount of such loans exceeded $60,000 at any time since January 1, 2000 and the interest rate was below that offered to all other customers for comparable transactions. (Information for loans with no preferential terms is not, and need not be, presented.) Management believes that the loans made to directors, officers and employees do not involve more than the normal risk of collectability or present other unfavorable features.


                                                                                            INTEREST
                                                               ORIGINAL       BALANCE     RATE DURING      COMPARABLE NOTE
           NAME AND                               DATE OF      AMOUNT OF       AS OF      LAST FISCAL      RATE FOR OTHER
           POSITIONS                 TYPE          LOAN        LOAN (1)      12/31/00         YEAR            CUSTOMERS
           ---------                 ----         -------      ---------     --------     -----------      ---------------
Rick B. Colberg                    Mortgage      07/20/98      $110,000      $ 98,974        6.25%             6.875%
CFO of Bank Mutual; CFO,
Senior VP and Treasurer of
First Northern Savings

Thomas J. Lopina                   Mortgage       6/23/93      $110,000      $ 90,087        4.75%(2)           6.25%
Director

Michael D. Meeuwsen                Mortgage      02/24/97      $156,000      $104,677        4.75%(2)           7.25%(3)
President of Bank Mutual;
President and CEO of First          Second       07/11/91      $100,000           -0-        9.50%(3)
Northern Savings                   Mortgage

Robert B. Olson                    Mortgage       7/31/97      $160,000      $130,937        4.75%(2)          7.375%
Director
                                    Second        9/29/98      $100,000(4)   $ 62,011       6.875%             6.875%
                                   Mortgage

J. Gus Swoboda                     Mortgage       4/13/98      $170,000      $148,544        4.75%(2)          6.875%
Director; Chairman of First
Northern Savings Bank               Second        1/5/00       $ 60,000           -0-       10.00%             10.00%
                                   Mortgage

----------

(1) The largest unpaid balance during 2000 was less than the original amount of the respective loan.
(2) On January 1, 2000, in accordance with First Northern Savings Bank's mortgage loan policy for directors, officers and employees, the interest rate on mortgage loans for officers and directors was 4.75%. The interest rate for 2001 is 5.50%.
(3) The note interest rate is the prime interest rate.
(4) Line of credit; the amount shown is the maximum.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Bank Mutual board of directors was constituted upon the effectiveness of the Mutual Savings Bank restructuring. The Audit Committee oversees and monitors the participation of Bank Mutual's management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed by or has any other material relationship with Bank Mutual. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market.

         The board of directors has adopted a written charter for the Audit Committee. A copy of that charter appears as Appendix B to this proxy statement.

         In connection with its function to oversee and monitor the financial reporting process of Bank Mutual, the Audit Committee has done the following:

         - reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2000 with Bank Mutual management;

         - discussed with Ernst & Young LLP, Bank Mutual's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380); and

         - received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

         Based on the foregoing, the Audit Committee recommended to the board of directors that those audited financial statements be included in the Bank Mutual annual report on Form 10-K for the fiscal year ended December 31, 2000.

         In addition, the Audit Committee also considered the fees paid to Ernst & Young LLP for services during 2000. See "Ratification of Independent Auditors" below. The Committee believes, in view of the substantial transactions which occurred in 2000, that the provision of the other services is compatible with maintaining Ernst & Young's independence.

Members of the Audit Committee:  William J. Mielke, Chairman  Thomas H. Buestrin
                                 Robert B. Olson              David J. Rolfs

                      RATIFICATION OF INDEPENDENT AUDITORS

GENERAL

         Bank Mutual shareholders are also being asked to ratify the board of directors' selection of Ernst & Young LLP as Bank Mutual's independent auditors for the fiscal year ending December 31, 2001. The firm of Ernst & Young LLP has audited the books and records of Bank Mutual for 2000; it has served as the independent accountants for Mutual Savings Bank for more than 20 years. Subject to shareholder ratification, the board of directors, acting on the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as independent auditors to audit the books and accounts of Bank Mutual for 2001. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services in fiscal 2000 were as follows:


         Audit Fees                               $152,000
         All Other Fees:                          $358,965

All other fees include fees for business acquisitions, SEC registration statements, benefit plan audits and tax and accounting consultations. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of Ernst & Young's independence.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The board of directors recommends that shareholders vote FOR the ratification of the selection of Ernst & Young LLP.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Secretary of Bank Mutual, Eugene H. Maurer, no later than November 30, 2001 in order to be considered for inclusion in next year's annual meeting proxy materials pursuant to SEC Rule 14a-8.

         Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Bank Mutual at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by Bank Mutual by February 11, 2002 in the case of the Bank Mutual 2002 annual meeting of shareholders. Bank Mutual is not aware of any such proposals for the 2001 annual meeting.

                                     By Order of the Board of Directors





                                     Eugene H. Maurer, Jr.
                                     Senior Vice President and Secretary

Milwaukee, Wisconsin
March 27, 2001

A copy (without exhibits) of Bank Mutual's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2000 is attached to this proxy statement. Bank Mutual will provide an additional copy of the 10-K (without exhibits) without charge to any record or beneficial owner of Bank Mutual common stock on the written request of that person directed to: Rick B. Colberg, Chief Financial Officer, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223.

                                                                      APPENDIX A
                             BANK MUTUAL CORPORATION

                            2001 STOCK INCENTIVE PLAN

                                   I. PURPOSE

         1.01 ESTABLISHMENT OF PLAN. The purpose of this Plan is to promote the growth and development of Bank Mutual Corporation ("Bank Mutual") by providing increased incentives for key salaried employees and directors of Bank Mutual and of any present or future Subsidiaries. A "Subsidiary" as used herein shall mean any corporation in which Bank Mutual or another corporation qualifying as a Subsidiary within this definition owns 50% or more of the total combined voting power of all classes of stock. This Plan provides for the granting of (i) incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), (ii) non-qualified stock options ("NSOs"), and (iii) Management Recognition Awards. The three types of benefits that may be granted under the Plan are collectively referred to as "Awards".

                          II. SHARES SUBJECT TO OPTION

         2.01 AVAILABLE SHARES. A total of not more than 334,454 shares of Bank Mutual common stock are available for the issuance of Management Recognition Awards under the Plan and a total of not more than 1,114,849 shares of Bank Mutual common stock are available for the issuance of other Awards under the Plan. The shares issued under the Plan must be shares issued and reacquired by Bank Mutual; provided, however, that such shares may be authorized but unissued shares if permitted by OTS regulations then in effect. Shares subject to and not issued under an Award which expires, terminates or is cancelled for any reason during the term of the Plan shall again become available for the granting of Awards under the Plan.

         2.02 CHANGES IN THE NUMBER OF AVAILABLE SHARES. In the event of any recapitalization, stock split or reverse split, combination or exchange of shares, stock dividend, merger in which Bank Mutual is the surviving corporation, combination or exchange of shares, or other capital change affecting the common stock of Bank Mutual, the Committee (defined in Section
3.01 hereof) shall make, subject to the approval of the Board of Directors of Bank Mutual, equitable and appropriate changes in the aggregate number and kind of shares available for which Awards may be granted under the Plan and in the number, price and kind of shares covered by Awards granted or to be granted under the Plan, provided that no changes shall be made in any ISO which would cause such option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

                               III. ADMINISTRATION

         3.01 ADMINISTRATION BY THE COMMITTEE. The Plan shall be administered by a committee designated by the Board of Directors of Bank Mutual (the "Committee"), and shall initially be the Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended or any successor rule ("Rule 16b-3") and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a vote at a meeting, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. Subject to Section 8.04 hereof, the Committee, in its discretion, may modify, extend or renew any Award theretofore granted. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee shall have the power, subject to and within the limits of the express provisions of the Plan:

         (a) to determine from time to time which of the eligible persons shall be granted Awards under the Plan, the type of Awards, and time or times when, and the number of shares for which, an Award or Awards shall be granted to such persons;

         (b) to prescribe the other terms and provisions (which need not be identical) of each Award granted under the Plan to eligible persons;

         (c) to construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for Plan administration. The Committee, in the exercise of this power, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Committee in exercising this power shall be final and binding upon Bank Mutual and the individuals; and

         (d) generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of Bank Mutual with respect to the Plan.


                           IV. ELIGIBILITY FOR AWARDS

         4.01 ELIGIBILITY. Key salaried employees and directors of Bank Mutual or any Subsidiary shall be eligible to receive Awards.

         4.02 GRANT OF AWARDS. From among all eligible persons, the Committee shall determine from time to time those persons to whom Awards shall be granted, provided that (i) no eligible person shall be eligible to receive an Award or Awards covering or relating to, in the aggregate, more than 25% of the shares available for issuance under the Plan and (ii) directors of Bank Mutual or a Subsidiary who are not also employees of Bank Mutual or any Subsidiary may not receive more than 5% individually, or 30% in the aggregate, of the option shares available for issuance under the Plan. No person shall have any right whatsoever to receive an Award unless so determined by the Committee.

                         V. OPTION TERMS AND CONDITIONS

         5.01 OPTION CONTRACTS. Options granted hereunder shall be evidenced by option contracts containing such terms and conditions as the Committee shall establish from time to time consistent with the Plan. Option contracts need not be identical but each option contract shall, as appropriate, contain language including the substance of the following provisions:

         (a) NUMBER OF SHARES AND PRICE. Each option contract shall state the number of shares to which it pertains and the option price therefor. Such price for each ISO or NSO shall be not less than 100% of the fair market value of the shares on the date such option is granted. For all purposes of the Plan, fair market value shall mean average of the high and low sales prices for the shares in the over-the-counter market on the valuation date, as reported by NASDAQ (the National Association of Securities Dealers, Inc. Automatic Quotation System). In the absence of reported sales on NASDAQ on any trading date, fair market value shall be the average of the reported closing bid and asked price for the stock on NASDAQ on such date. Notwithstanding any other provision in this Plan, for any eligible employee who, at the time an ISO is granted, owns (directly and under the attributable rules of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of Bank Mutual (or any parent or Subsidiary) the option price under such ISO shall be not less than 110% of the fair market value of the shares subject to such ISO and such option, by its terms, shall not be exercisable after the expiration of five years from the date such option is granted.

         (b) VESTING OF OPTIONS. Options may be exercised only in accordance with the terms of each option contract. For vesting purposes, options may not be deemed to have been granted prior to the date of shareholder approval of the Plan. Unless the Committee determines otherwise at the time of grant, no option shall be exercisable until the optionee has completed at least the number of years of continuous service from the date of grant of each option as follows, and then the same shall be exercisable for any amount of shares covered by such option up to the maximum percentage of shares covered thereunder as follows:

                  Number of Completed Years of       Maximum Percentage of
                  Continuous Service After           Shares Becoming Exercisable
                  the Date of Grant of Option        Under the Option
                  ----------------------------       -------------------------
                  Less than 1 year                            Zero
                  At least 1 but less than 2                  20%
                  At least 2 but less than 3                  40%
                  At least 3 but less than 4                  60%
                  At least 4 but less than 5                  80%
                  At least 5 years                            100%

                  To the extent provided in Article VI, all options then outstanding shall become immediately exercisable. No fractional shares shall be issuable on exercise of any option and if the application of the maximum percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share. Finally, the maximum fair market value of Bank Mutual stock (determined at the time of grant) covered by ISOs that first become exercisable by any optionee in any calendar year is limited to $100,000.

         (c) TERM OF OPTIONS AND RESTRICTION ON EXERCISE. Unless otherwise determined by the Committee, all rights to exercise an ISO or NSO shall expire ten years from the date of option grant. Although Bank Mutual intends to exert its best efforts so that the shares purchasable upon the exercise of an option will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933 and any applicable state securities law at the time the option becomes exercisable, if the exercise of an option would otherwise result in the violation by Bank Mutual of any provision of such Act or of any state securities law, Bank Mutual may require that such exercise be deferred until Bank Mutual has taken appropriate action to avoid any such violation.

         (d)      NONTRANSFERABILITY. Except as provided in Article VI hereof:

                  (i) all options granted pursuant to the Plan shall not be transferable except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or by his/her guardian or legal representative; and

                  (ii) no options or any privileges pertaining thereto or under the Plan shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, nor be subject to execution, attachment or similar process.

         (e)      METHOD OF EXERCISE AND PAYMENT OF PURCHASE PRICE. Subject to
                  (c) above, an option may be exercised, as to all or part of the shares covered by the option, by the optionee delivering to the Committee at its principal business office on any business day, a written notice specifying the number of shares the optionee desires to purchase. The option price shall be paid in full in cash or, in the discretion of the Committee in shares of stock of Bank Mutual which have been beneficially owned by the optionee for at least six months prior to the time of exercise, valued at their fair market value determined as of the date of exercise, or in a combination thereof.

         5.02 RIGHTS AS SHAREHOLDER. An optionee shall not be deemed the holder of any shares covered by an option until such shares are fully paid and issued to him/her after exercise of such option.

                           VI. TERMINATION OF SERVICE

         6.01 DEATH. In the event of the death of an optionee while in the service of Bank Mutual or its Subsidiaries, the options then held by such optionee, whether or not otherwise exercisable at the time of such death, may be exercised, by the estate of the optionee or by a person who acquired the right to exercise such options by bequest or inheritance from such optionee, within one year after the date of such death, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.02 DISABILITY. If the service of an optionee is terminated by reason of disability (in case of an ISO, as defined in Section 105(d)(4) of the Code and in case of an NSO, as determined by the Committee), the options then held by such optionee may be exercised, whether or not otherwise exercisable at the time of such termination, within one year after such termination, but not later than the date on which the options would otherwise expire. Any options or portions thereof not so exercised shall terminate.

         6.03 OTHER TERMINATION. If the service of an optionee is terminated for any reason other than such death or disability, options then held by such optionee to the extent that the same are exercisable on the date of such termination may be exercised at any time within one year thereafter (provided that any ISO exercised more than three months after the optionee's termination of employment will not be eligible for tax treatment as an ISO and instead will be treated as an NSO), but not later than the date on which the options would otherwise expire. However, notwithstanding any other provision of the Plan, if the service of an optionee is terminated for cause, as determined by the Committee, all options then held by such optionee shall be deemed terminated and not exercisable by such optionee.

         6.04 TRANSFERS AND LEAVES. A change in employment from Bank Mutual to a Subsidiary, or vice versa, shall not constitute termination of employment for purposes of the Plan. The Committee may determine that for purposes of the Plan, an optionee who is on leave of absence (but in the case of ISOs, only to the extent that employment is not determined to be interrupted thereby for purposes of Section 422 of the Code) will still be considered as in the continuous employment of Bank Mutual or a Subsidiary.

                       VII. MANAGEMENT RECOGNITION AWARDS

         7.01 ADMINISTRATION. Management recognition awards may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which management recognition awards will be granted, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of Management Recognition Awards upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine. The provisions of the Awards need not be the same with respect to each recipient.

         7.02 AWARDS AND CERTIFICATES. Each individual receiving a Management Recognition Award shall be issued a certificate in respect of such shares. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

         "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Bank Mutual Corporation 2001 Stock Incentive Plan and an agreement identifying the restrictions applicable to the shares. Copies of such Plan and agreement are on file at the corporate office of Bank Mutual."

         The Committee may require that the certificates evidencing such shares be held in custody by Bank Mutual until the restrictions thereon shall have lapsed and that, as a condition of any Award, the grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award.

         7.03 TERMS AND CONDITIONS. Management Recognition Awards shall be subject to the following terms and conditions:

         (a) Until the applicable restrictions lapse, the grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the shares.

         (b) The grantee shall have, with respect to the shares covered by the Award, all of the rights of a stockholder of Bank Mutual, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in stock shall be paid in the form of additional restricted stock.

         (c) Except to the extent otherwise provided in the applicable agreement and (d) below, all shares still subject to restriction shall be forfeited by the grantee upon termination of a grantee's service for any reason.

         (d) The restrictions applicable to any Management Recognition Award may lapse no more quickly and in no greater percentage than options are allowed to vest under Section 5.01(b) above.

         (e) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the grantee.

         (f) Each Award shall be confirmed by, and be subject to the terms of, an agreement identifying the restrictions applicable to the shares.

         (g) The aggregate amount of all shares of Bank Mutual common stock obtained by any Bank Mutual tax-qualified employee stock benefit plan in Mutual Savings Bank's restructuring completed November 1, 2000 or within one year following the restructuring, together with the number of shares of Bank Mutual common stock available for issuance as Management Recognition Awards under the Plan, shall not exceed 1,114,849 shares.

                               VIII. MISCELLANEOUS

         8.01 TERM OF PLAN AND EFFECTIVE DATE. Awards may be granted under this Plan at any time up until the expiration of ten years following the Effective Date of the Plan; on which date the plan shall expire, except as to outstanding options, which options shall remain in effect until they have been exercised or have expired. The Effective Date of the Plan shall be February 5, 2001, the date of its adoption by the Board of Directors of Bank Mutual, subject, however, to approval by the shareholders of Bank Mutual within a period of twelve months after such adoption. Notwithstanding any other provision hereof, no options granted hereunder shall be exercisable and no restriction with respect to any Award shall lapse, until a date at least one year after such shareholder approval has been obtained.

         8.02 NO EMPLOYMENT OR RETENTION AGREEMENT INTENDED. The grant of an Award hereunder shall not be deemed to imply the right to continued service in any capacity by Bank Mutual or a Subsidiary and shall not constitute an employment agreement or retention agreement of any kind.

         8.03 SEPARATE PLAN. This Plan is separate and independent from any other stock incentive plan or similar plan of Bank Mutual.

         8.04 AMENDMENT OR DISCONTINUANCE. The Board of Directors of Bank Mutual may amend or discontinue this Plan at any time, but may not, without the consent of the optionee to whom an option has been granted, make any alteration in such option which would adversely affect the same, or be made without shareholder approval if such approval would be required in order to comply with Rule 16b-3, the Code or the applicable regulations of the OTS.

         8.05 LIABILITY. No member of the Board of Directors, or the Committee, or the officers or employees of Bank Mutual shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.

         8.06 GOVERNMENT AND OTHER REGULATIONS. The obligations of Bank Mutual to sell and deliver shares of stock under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by the governmental agencies as may be deemed necessary or desirable by the Board of Directors of Bank Mutual, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements.

         8.07 WITHHOLDING TAXES. All distributions under the Plan shall be subject to any required withholding taxes and other withholdings and, in case of distributions in Bank Mutual common stock, the participant or other recipient may, as a condition precedent to the delivery of said common stock, be required to pay to his/her participating employer the excess if any, of the amount of required withholding if any, from distributions in cash under the Plan. The required withholding may be paid in full or in the discretion of the Committee, in shares of stock of Bank Mutual, valued at its fair market value as of the date the withholding obligation arises, or in a combination thereof. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No distribution under the Plan shall be made in fractional shares of Bank Mutual's common stock but the proportional market value thereof shall be paid in cash.

         8.08 GOVERNING LAW. This Plan and any option contracts extended pursuant hereto shall be interpreted and enforced in accordance with the laws of the State of Wisconsin.

                                                                      APPENDIX B

                             BANK MUTUAL CORPORATION
                             AUDIT COMMITTEE CHARTER

         The Audit Committee of the Bank Mutual Board of Directors shall have the authority, duties and responsibilities specified below. As used in this Charter, "Bank Mutual" refers to Bank Mutual Corporation, and the "Company" refers to Bank Mutual together with its direct and indirect subsidiaries.

AUTHORITY

         The Audit Committee is authorized to review the financial statements prepared by management and the annual audit of Bank Mutual, and to review any other activity of the Company in connection therewith that they deem appropriate. All Company employees are directed to cooperate as required by members of the Committee. The Committee may retain persons having special competence, such as counsel, auditors or other advisors, if and as necessary to assist the Committee in fulfilling its responsibilities.

RESPONSIBILITIES

         The Audit Committee shall coordinate communication among directors who are not members of the Committee, the independent accountants and management as their duties relate to financial accounting, reporting and controls. The Committee shall assist the Board in fulfilling its fiduciary responsibilities as to Bank Mutual's accounting policies and reporting practices, and the sufficiency of auditing relating thereto. The Committee is to be the Board's principal agent in assuring the independence of the independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the independent accountants are ultimately responsible to the entire Board, and the opportunity for the independent accountants to meet with the entire Board as needed or desired, or the Board as a whole to take appropriate action, is not restricted.

         In fulfilling these responsibilities, the Audit Committee shall:

         1. Confirm that management and the independent accountants are aware that the accountants and the Committee may communicate with each other at any time.

         2. Review with management and independent accountants the Company's general policies and procedures, both for financial and regulatory purposes, to reasonably assure the adequacy of the Company's internal accounting and financial reporting controls.

         3. Have familiarity with the accounting and reporting principles and practices which are applied by Bank Mutual in preparing its financial statements and its subsidiaries' regulatory reports, as well as its established standards of corporate conduct and performance, and deviations therefrom.

         4. Review the scope and general extent of the independent accountants' audit examination, including their engagement letter. The auditors' fees are to be arranged with management, and annually summarized for Committee review. The Committee's review should entail an understanding from the independent accountants of the factors considered in determining the audit scope.

         5. Review the scope of authority of the Company's internal audit staff, and review the staff's performance of internal audit duties.

         6. Consider and review the independence of the independent accountants, including any written disclosures required from them and the scope and extent of nonaudit services which may be provided by the independent accountants in relation to the objectivity needed from them in the audit.

         7. Review with management and the independent accountants, upon completion of their audit, the financial results for the year.

         8. Provide any reports or summaries which may be required for the annual report to shareholders and/or Form 10-K, and review (either together as a committee or by individual members) proposed Company quarterly and annual disclosures.

         9. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the financial statements.

         10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel, and any relevant recommendations which the independent accountants may have, including those in their "letter of comments and recommendations."

         11. Review the written responses of Bank Mutual's management to the independent accountants' comment letter.

         12. Discuss with management the scope and quality of internal accounting and financial reporting controls in effect. Also, obtain management comments on the responsiveness of the independent accountants to Bank Mutual's needs.

         13. Recommend to the Board of Directors the retention or nonretention of the independent accountants, and the basis for any recommendations.

         14. Conduct an appropriate review of related party transactions with Bank Mutual on an ongoing basis and review potential conflict of interest situations or questions where appropriate.

         15. Review periodically, in accordance with SEC and NASDAQ requirements, and recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee and/or changes to this Charter.

         16. Update the Board of Directors, through minutes and presentations as may be necessary or appropriate, of significant developments in the course of performing the above duties.

         It is not the intention of this Charter that the Committee have the duty to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those matters are the responsibility of management and the independent auditors. It is also not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

ADMINISTRATIVE MATTERS

         MEMBERSHIP

         The Audit Committee shall consist of three or more directors. The Committee members shall meet the independence and experience requirements of the Nasdaq Stock Market. One of the members shall be appointed as the Committee's Chairman by the Board of Directors or, alternatively, by the Committee members.

         MEETINGS

         The Audit Committee is to meet at least twice per year, and as many other times as that Committee deems necessary. At least one meeting shall occur shortly after the completion of the audit process to provide Bank Mutual's independent auditors the opportunity to meet with the Committee and review the audit process and results. The Chairman may call a meeting at any time he or she believes is necessary or appropriate.

         ATTENDANCE

         At least a majority of the members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and/or representatives of the independent accountants be present at meetings.

         MINUTES

         The Committee shall arrange for the preparation of minutes of each meeting, and make them available to be sent to all Committee members and directors who are not members of the Committee. If Bank Mutual's corporate Secretary has not taken the minutes, they should be sent to him or her for inclusion in the minute books.

                                REVOCABLE PROXY
                            BANK MUTUAL CORPORATION

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 8, 2001

     The undersigned hereby appoints Michael T. Crowley, Jr., Rick B. Colberg and Eugene H. Maurer, Jr., and each of them, with full power of substitution, to act as attorneys and proxies for the undesigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting") to be held at the Four
Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Tuesday, May 8, 2001, at 10:00 a.m., and at any and all adjournments and postponements thereof.

1. The election of the following nominees as director for terms as follows (except as marked to the contrary below):


                    For       With-     For All
                    All       hold      Except

                    [ ]        [ ]       [ ]


         MICHAEL T. CROWLEY, SR., RAYMOND W. DWYER, JR., J. GUS SWOBODA
                             (terms expire in 2004)

                              MICHAEL D. MEEUWSEN
                             (term expires in 2003)

              MARK C. HERR, THOMAS J. LOPINA, JR., ROBERT B. OLSON
                             (terms expire in 2002)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name(s) in the space provided below.

2.   Approval of the Bank Mutual Corporation 2001 Stock Incentive Plan.

                    For      Against    Abstain

                    [ ]        [ ]        [ ]

3. The ratification of the appointment of Ernst & Young LLP as auditors for the Company for fiscal 2001.

                    For      Against    Abstain

                    [ ]        [ ]        [ ]


     I/WE PLAN TO ATTEND THE MEETING. [ ]

     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND THE NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

     The Board of Directors recommends a vote "FOR" the proposals and the election of the nominees listed above.


Please be sure to sign and date this Proxy in the box below.

Date ___________________________


________________________________
Shareholder sign above

________________________________
Co-holder (if any) sign above

--------------------------------------------------------------------------------

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                            BANK MUTUAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual or by duly executing a proxy bearing a later date.

     The above signed acknowledges receipt from Bank Mutual, prior to the execution of the proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.

     Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

        PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                        ENCLOSED POSTAGE-PAID ENVELOPE.


HAS YOUR ADDRESS CHANGED?

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